Exhibit 99.1

International Rectifier First-Quarter Revenue up 7% over Prior
Quarter and 26% over Prior-Year Quarter

Focus Products Revenue up 8% over Prior Quarter and 32% over Prior-Year Quarter

EL SEGUNDO, Calif., November 2, 2006 – International Rectifier Corporation (NYSE: IRF) today reported adjusted earnings of $37.8 million (or $0.52 per share) for the September quarter on revenue of $344.2 million. This compares to adjusted earnings of $33.8 million (or $0.47 per share) for the June quarter on revenue of $322.7 million. For the prior-year September quarter, adjusted earnings were $29.4 million (or $0.41 per share) on revenue of $272.6 million.

IR announced Wednesday an agreement for the sale of its Power Control Systems (PCS) business to Vishay Intertechnology, Inc. The PCS business includes the company’s Non-Focus Products business and certain product revenue previously accounted for in the company’s Focus Products business. The PCS business accounted for approximately $300 million, or about 26 percent of revenue, in IR’s June-ending fiscal year 2006. In the September quarter, revenue from the PCS business was $86 million, which includes $6 million in product revenue previously accounted for in the Focus Products group. The PCS business is expected to be sold for approximately $290 million in cash. The agreement is subject to customary closing conditions, including obtaining all necessary governmental approvals and clearances, and finalization of schedules and other related documentation.  Signing of definitive agreements is expected to take place by Friday, November, 10, 2006, and the transaction is expected to close in February 2007.

On a GAAP basis, net income was $34.1 million (or $0.47 per share) for the September quarter versus $31.0 million (or $0.43 per share) in the June quarter and $26.2 million (or $0.36 per share) for the prior-year September quarter.

IR’s adjusted earnings for the September 2006 quarter excluded $5.2 million of pretax severance and restructuring charges. Adjusted earnings for the June 2006 quarter excluded $5.2 million of pretax severance and restructuring charges and other special charges associated with the dividend repatriation under the American Jobs Creation Act of 2004 and the company’s proposed convertible debt offering which was subsequently withdrawn, offset by gains from the sale of an equity investment, net of applicable taxes. For the prior-year September 2005 quarter, adjusted earnings excluded $4.3 million in pretax severance and restructuring charges.

Stock-based compensation expense lowered both the adjusted and GAAP earnings per share for the September 2006 quarter by $0.02 per share compared to $0.01 per share in the June quarter.

For the September quarter, gross margin was 40.2 percent versus 39.6 percent in the June quarter. IR reported gross margin of 40.7 percent in the year-ago September quarter.

CEO Alex Lidow said, “We saw strong growth in our Focus Products business, up 8 percent over the prior quarter, led by a 17 percent sequential increase in our largest business segment, Computing and Communications. This reflects the continued success in ramping our fab capacity to support a number of major programs for game stations, servers, and dual-core notebooks and desktops. Yesterday, we announced an agreement to sell our PCS business which will enable the company to concentrate its resources and assets on the Focus Products business. We expect substantial benefits over the next year, including a streamlined organization focused on capitalizing on some of the largest and fastest growing markets for power management while positioning the company to more readily achieve its long-term profit margin goals.”

In the September quarter, IR’s Focus Products revenue was 75 percent of total revenue and grew 8 percent over the prior quarter and 32 percent over the prior-year quarter.

•                  Computing and Communications (C&C) revenue was up 17 percent over the prior quarter, led by strength in the latest generation of game stations from the top two manufacturers, as well as strength in the new generation of Intel and AMD-based servers.

•                  Energy-Savings Products (ESP) revenue was down 2 percent from the prior quarter, primarily due to seasonality in the automotive and industrial sectors.

•                  Aerospace and Defense (A&D) revenue was up 3 percent over the prior quarter led by new commercial aircraft programs.

In the Non-Focus Products group, revenue increased 3 percent over the June quarter and 12 percent over the prior-year quarter.

The following breakout of revenue and gross margin by segment includes approximately $6 million of product revenue previously accounted for in the Focus Products group and restated in Non-Focus Products, to be in alignment with how the company reviews the segments in light of the pending divestiture of IR’s Non-Focus business:

	For the Fiscal Quarter Ended
Product Segment ($ in millions)	Sept 30, 2006	June 30, 2006	Sept 30, 2005
Computing & Comms (C&C)
Revenue	$133.5	$114.5	$87.0
Gross Margin	40.3%	39.5%	41.4%
Energy-Saving Products (ESP)
Revenue	$75.4	$77.0	$69.3
Gross Margin	49.5%	49.5%	53.8%
Aerospace & Defense (A&D)
Revenue	$38.4	$37.2	$29.4
Gross Margin	50.1%	50.0%	43.8%
Intellectual Property (IP)
Revenue	$11.0	$10.3	$10.4
Gross Margin	100.0%	100.0%	100.0%
FOCUS PRODUCTS
Total Revenue	$258.3	$239.0	$196.1
Gross Margin	47.0%	47.0%	49.2%

Non-Aligned Products (NAP)
Revenue	$28.4	$28.9	$28.6
Gross Margin	17.8%	9.5%	14.6%
Commodity Products (CP)
Revenue	$57.5	$54.7	$47.9
Gross Margin	20.8%	23.3%	21.2%
NON-FOCUS PRODUCTS
Total Revenue	$85.9	$83.6	$76.5
Gross Margin	19.8%	18.5%	18.7%

CONSOLIDATED TOTAL
Revenue	$344.2	$322.6	$272.6
Gross Margin	40.2%	39.6%	40.7%

OUTLOOK

For the December quarter, IR expects overall company revenue to be flat to up 3 percent with Focus Products revenue up 2 to 4 percent over the prior quarter. Backlog currently stands at more than 85 percent of target shipments. IR expects December-quarter gross margin to be flat to up 50 basis points sequentially.

CEO Alex Lidow stated, “The company expects to continue to capitalize on the roll-out of major Focus Product programs. IR is still in the early stage of leveraging business from our large game station program and other sizable new programs heading into calendar 2007. We have added capacity this year to support this business and are planning to add an additional $100 million to $150 million in revenue potential by July 2007. As a part of our expansion plans, we announced a foundry agreement with Tower Semiconductor for capacity capable of addressing the complete range of our Focus Products. This fiscal year, we are on track to outperform the industry in revenue growth, and at higher levels of profitability.”

GAAP Adjustment

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), IR also discloses adjusted or non-GAAP results of operations that exclude costs related to restructuring activities and certain other income/loss items, if any.  IR discloses both adjusted and actual results of operations to allow the users of its financial statements to assess the company’s operating results with and without charges associated with the company’s restructuring activities, and with and without certain other income/loss items, if any. In connection with the restructuring activities, the company is de-emphasizing its commodity business. The company has substantially completed the restructuring activities related to the December 2002 plan as of September 30, 2006. The company anticipates there will be additional charges, primarily severance-related costs, related to the contemplated PCS business divestiture and subsequent reorganization activities. The severance and restructuring charges will be recorded as incurred in accordance with SFAS 146, “Accounting for the Costs Associated with Exit or Disposal Activities”.

The following reconciles reported net income and earnings per share to adjusted net income and earnings per share for the fiscal quarters ended September 30, 2006, June 30, 2006, and September 30, 2005 (in thousands, except per share amounts):

	For the Fiscal Quarter Ended
	September 30, 2006	June 30, 2006	September 30, 2005
	(unaudited)	(unaudited)	(unaudited)
Net income	$34,129	$31,004	$26,243
Restructuring charges (net of tax)	3,692	3,007	3,112
Gain from sale of equity investment (net of tax)	—	(7,866)	—
Other charges (net of tax) (1)	—	788	—
Tax expense from the special dividend repatriation	—	6,895	—
Adjusted net income,	$37,821	$33,828	$29,355

EPS, basic	$0.47	$0.43	$0.37
Effect of dilutive securities	—	—	(0.01)
EPS, diluted	0.47	0.43	0.36
Restructuring charges (net of tax)	0.05	0.04	0.05
Gain from sale of equity investment (net of tax)		(0.11)
Other charges (net of tax) (1)	—	0.01	—
Tax expense from the special dividend repatriation	—	0.10	—
Adjusted EPS, diluted	$0.52	$0.47	$0.41

Basic EPS shares	72,052	71,573	70,329
Effect of dilutive securities:
Stock options	578	999	1,948
Diluted EPS shares	72,630	72,572	72,277

(1)          Other charges for the fiscal quarter ended June 30, 2006, consisted of incremental legal and accounting costs of the proposed convertible debt offering subsequently withdrawn, and the special dividend repatriation under the American Jobs Creation Act of 2004.

International Rectifier (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

The foregoing material includes some “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  The materials presented can be identified by the use of forward-looking terminology such as “anticipate”, “believe”, “estimate”, “may”, “should”, “will”, or “expects” or the negative or variations thereof, whether set out in the text of documents or in tables.  Such forward-looking statements include, among other things, our statements that (i) for our fiscal 2007 second quarter, overall revenues will be flat to up 3 percent over our fiscal first quarter with Focus Products revenue up 2 to 4 percent over the prior quarter, (ii)  for our fiscal 2007 second quarter, overall gross margin is expected to be flat to up 50 basis points; (iii) our expectation that we can capitalize on the roll-out of customer programs; (iv) our expectation that we will realize substantial benefits over the next year from a sale of our PCS business, including a streamlined organization; and (v) our expectation that stated design and program awards can be converted into revenues in the periods where they are being planned. Forward-looking statements are subject to a number of uncertainties and risks, and actual results may differ materially from those projected.  Factors that could affect the company’s actual results include the failure of the company to finalize negotiations and enter into definitive agreements for the sale of the PCS business and the failure to satisfy closing conditions, including without limitation approvals for the consummation of that sale; our failure to adequately and timely streamline our organization following any sale of our PCS business; the effects of charges relating to a sale of the PCS business and subsequent reorganization activities; any adverse effects for continuing obligations under any agreements that may be entered into related to a PCS business divestiture; the failure of customer programs and market demand to materialize as anticipated (and the product mix of those programs and demand); company and market impact due to the cancellation or delays in customer and/or industry programs and/or orders, whether or not due to industry conditions; the failure of our ability to timely and adequately align our capacity (whether or not through increasing capacity) or inventory with market demand or product mix; our inability to timely and efficiently add capacity to support our business plans; impacts on revenue and margin due to pricing pressures; impacts due to unexpected or greater than expected costs or delays associated with cost-reduction and restructuring efforts, including reductions in force and the transfer, discontinuance, divestiture or consolidation of product lines and equipment; changes in assumptions or events that adversely affect the timing and realization of anticipated cost savings from cost reduction efforts, including restructuring plans; any adverse impact from quality and product disputes, claims, litigation, investigations, returns and recalls, and the costs of defense; introduction, acceptance, availability, and continued demand and growth of new and high-performance products; any adverse impacts from customer credit or bankruptcy issues;  impacts on our royalties from patent licensee redesign, a decline in sales by licensees (due to market conditions or otherwise), changes in product mix to non-infringing devices or our inability to obtain new licenses; greater than expected manufacturing and administrative costs; unfavorable results in connection with asset audit processes; changes in interest and investment rates; impacts on our business or financial condition due to changes in currency valuation; impact of changes in accounting methods and the timing of completion of necessary compliance certifications; the unfavorable impact of changes in laws and regulations, including tax, trade and export regulations and policies; impacts due to environmental compliance and/or regulation for our facilities; and other uncertainties disclosed in the company’s reports filed with the Securities and Exchange Commission, including its most recent report on Form 10-K.  Additionally, to the foregoing factors should be added the financial, market, supply disruption and other ramifications of terrorist actions and natural disasters.

NOTE: A conference call will begin today at 5:15 p.m. Eastern time (2:15 p.m. Pacific time). Participants can join the call by dialing 212-896-6018 or by logging onto the Internet at http://investor.irf.com, http://www.vcall.com, or http://www.streetevents.com at least 15 minutes ahead of the start time. A replay of the call will be available from 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Thursday, November 2 until 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Tuesday, November 7. To hear the replay, call 800-633-8284 (for international callers 402-977-9140) and use reservation number 21288555, or use the websites listed above.

Company contact: Steve Harrison, 310.252.7731.

Website:  http://www.irf.com

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF INCOME

(In thousands except per share amounts)

	Three Months Ended September 30,
	2006	2005

Revenues	$344,243	$272,573
Cost of sales	205,826	161,680
Gross profit	138,417	110,893

Selling and administrative expense	53,498	45,166
Research and development expense	32,049	25,212
Amortization of acquisition-related intangibles	926	1,453
Impairment of assets, restructuring and severance charges	5,237	4,293
Other expense, net	801	124
Interest income, net	(2,504)	(1,552)
Income before income taxes	48,410	36,197

Provision for income taxes	14,281	9,954
Net income	$34,129	$26,243

Net income per common share – basic	$0.47	$0.37

Net income per common share – diluted	$0.47	$0.36

Average common shares outstanding – basic	72,052	70,329

Average common shares and potentially dilutive securities outstanding – diluted	72,630	72,277

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

	September 30,	June 30,
	2006	2006

ASSETS
Current assets:
Cash, cash equivalents and cash investments	$564,260	$603,779
Trade accounts receivable, less allowance for doubtful accounts	210,605	182,774
Inventories, net	218,833	214,094
Current deferred income taxes	22,584	23,353
Prepaid expenses and other receivables	59,408	51,456
Total current assets	1,075,690	1,075,456

Long-term cash investments	512,997	488,849

Property, plant and equipment, net	596,647	576,380

Other assets	371,461	364,338
Total assets	$2,556,795	$2,505,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank loans	$3,591	$6,501
Long-term debt, due within one year	539,005	627
Accounts payable	86,606	85,009
Accrued salaries, wages and commissions	40,221	57,643
Other accrued expenses	122,969	104,870
Total current liabilities	792,392	254,650
Long-term debt, less current maturities	81,805	617,540
Other long-term liabilities	18,322	28,501
Deferred income taxes	5,625	—
Total liabilities	898,144	900,691
Stockholders’ equity:
Common stock	72,111	71,988
Capital contributed in excess of par value of shares	930,584	925,603
Retained earnings	576,411	542,301
Accumulated other comprehensive income	79,545	64,440
Total stockholders’ equity	1,658,651	1,604,332
Total liabilities and stockholders’ equity	$2,556,795	$2,505,023